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STREAM COMMUNICATIONS NETWORK, INC.

Suite 1020, 400 Burrard Street
Vancouver, B.C.

INFORMATION CIRCULAR (AMENDED)

(Containing information as at May 16, 2003, unless indicated otherwise)

(All financial information as at December 31, 2002 unless otherwise noted)
(All dollar figures are in Canadian dollars unless otherwise noted)

MANAGEMENT SOLICITATION

This Information Circular (the “Circular”) is furnished in connection with the solicitation of proxies being made by management of Stream Communications Network, Inc. (the “Company”) for use at the Annual General Meeting of the Company’s shareholders (the “Meeting”) to be held on June 30, 2003 at the time and place and for the purposes set forth in the accompanying Notice of Annual General Meeting.  While it is expected that the solicitation will be made primarily by mail, proxies may be solicited personally or by telephone by directors, officers and employees of the Company.

The costs of this solicitation will be borne by the Company.

APPOINTMENT AND REVOCATION OF PROXIES

The persons named in the accompanying Proxy are directors or officers of the Company.  A shareholder wishing to appoint some other person (who need not be a shareholder) to represent him or her at the Meeting may do so either by inserting such person’s name in the blank space provided in the Proxy or by completing another Proxy.  The Proxy will not be valid unless it is completed and delivered to the office of Computershare Trust Company of Canada, Proxy Department, by fax to (1-866-249-7775) or by mail or by hand to 100 University Avenue, Toronto, Ontario, M5J 2Y1, not less than 48 hours (excluding Saturdays, Sundays and holidays) before the time of the Meeting.

A shareholder may revoke a Proxy by:

o

signing a proxy with a later date and delivering it at the time and place noted above;

o

signing and dating a written notice of revocation and delivering it at the time and place noted above; or

o

attending the Meeting or any adjournment of the Meeting and registering with the scrutineer as a shareholder present in person.

The revocation of Proxy does not affect any matter on which a vote has been taken before the revocation.

EXERCISE OF DISCRETION

The shares represented by the enclosed Proxy will be voted by the persons named in the Proxy, with respect to any matter to be acted upon, in accordance with the directions specified in the Proxy.  Where no direction has been specified for a particular matter, such shares will be voted for the approval of that matter.

The enclosed Proxy grants discretion to the person appointed under the Proxy to vote on amendments or variations of matters identified in the Notice of Annual General Meeting and on other matters which may properly come before the Meeting.  At the time of printing of this Information Circular, management of the Company knows of no amendment, variation or other matter to properly come before the Meeting.

ADVICE TO BENEFICIAL HOLDERS OF COMMON SHARES

The information set forth in this section is of significant importance to many Shareholders of the Company, as a substantial number of Shareholders do not hold shares in their own name.  Shareholders who do not hold their shares in their own name (referred to in this Information Circular as “Beneficial Shareholders”) should note that only proxies deposited by Shareholders whose names appear on the records of the Company as the registered holders of Common shares can be recognized and acted upon at the Meeting.  If common shares are listed in an account statement provided to a Shareholder by a broker, then in almost all cases those common shares will not be registered in the Shareholder’s name on the records of the Company.  Such Common shares will more likely be registered under the names of the Shareholder’s broker or an agent of that broker.  In the United States, the vast majority of such shares are registered under the name of Cede & Co. as nominee for The Depositary Trust Company (which acts as depositary for many U.S. brokerage firms and custodian banks), and in Canada, under the name of CDS & Co. (the registration name for The Canadian Depository for Securities Limited, which acts as nominee for many Canadian brokerage firms).  Beneficial Shareholders should ensure that instructions respecting the voting of their Common Shares are communicated to the appropriate person.

Applicable regulatory policy requires intermediaries/brokers to seek voting instructions from Beneficial Shareholders in advance of Shareholders’ meetings.  Every intermediary/broker has its own mailing procedures and provides its own return instructions to clients, which should be carefully followed by Beneficial Shareholders in order to ensure that their common shares are voted at the Meeting.  The form of proxy supplied to a Beneficial Shareholder by its broker (or the agent of the broker) is similar to the form of proxy provided to registered Shareholders by the Company.  However, its purpose is limited to instructing the registered Shareholder (the broker or agent of the broker) how to vote on behalf of the Beneficial Shareholder.  The majority of brokers now delegate responsibility for obtaining instructions from clients to ADP Investor Communication Services (“ADP”) in the United States and Independent Investor Communications Company (“IICC”) in Canada.  ADP and IICC typically apply a special sticker to proxy forms, mail those forms to the Beneficial Shareholders and Beneficial Shareholders to return the proxy forms to ADP for the United States and IICC for Canada.  ADP and IICC then tabulate the results of all instructions received and provides appropriate instructions respecting the voting of shares to be represented at the Meeting.  A Beneficial Shareholder receiving an ADP proxy or an IICC proxy cannot use that proxy to vote Common shares directly at the Meeting - the proxy must be returned to ADP or IICC, as the case may be, well in advance of the Meeting in order to have the common shares voted.

Although a Beneficial Shareholder may not be recognized directly at the Meeting for the purposes of voting common shares registered in the name of his broker (or agent of the broker), a Beneficial Shareholder may attend at the Meeting as proxyholder for the registered Shareholder and vote the Common shares in that capacity.  Beneficial Shareholders who wish to attend at the Meeting and indirectly vote their Common shares as proxyholder for the registered Shareholder should enter their own names in the blank space on the instrument of proxy provided to them and return the same to their broker (or the broker’s agent) in accordance with the instructions provided by such broker (or agent), well in advance of the Meeting.

Alternatively, a Beneficial Shareholder may request in writing that his or her broker send to the Beneficial Shareholder a legal proxy which would enable the Beneficial Shareholder to attend at the Meeting and vote his or her Common shares.

VOTING SECURITIES AND PRINCIPAL HOLDERS OF VOTING SECURITIES

The Company has an authorized share capital of 150,000,000 common shares without par value (each a “Common Share”).  As at May 16, 2003, the Company had outstanding 29,003,149 fully paid and non-assessable Common Shares, each Common Share carrying the right to one vote.

Only registered shareholders of the Company at the close of business on May 30, 2003 (the “Record Date”) will be entitled to receive the Notice of Annual General Meeting and only registered shareholders of the Company at the close of business on May 30, 2003 will be entitled to vote or to have their shares voted at the Meeting.

To the best of the knowledge of the directors and senior officers of the Company, the only persons who, or corporations which, beneficially own, directly or indirectly, or exercise control or direction over shares carrying more than 10% of the voting rights attached to all outstanding shares of the Company as at the date of this Circular are:

Shareholder Name	Number of Shares	Percentage of Issued Shares
Edward and Anna Mazur Aronville Management	4,597,567 3,043,928	15.9% 10.5%

EXECUTIVE COMPENSATION

The following table (presented in accordance with the rules (the “Rules”) made under the Securities Act (British Columbia) sets forth all annual and long term compensation for services in all capacities to the Company and its subsidiaries for the three most recently completed financial years (to the extent required by the Rules) in respect of each of the individuals comprised of the Chief Executive Officer and the other four most highly compensated executive officers of the Company as at December 31, 2002 whose individual total compensation for the most recently completed financial year exceeded $100,000 and any individual who would have satisfied these criteria but for the fact that individual was not serving as such an officer at the end of the most recently completed financial year (collectively the “Named Executive Officers”).

		Annual Compensation			Long Term Compensation			All Other Compen-sation ($)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other ($)	Securities Under Option/ SARs Granted (#)	Restricted Shares or Restricted Share Units ($)	Long Term Incentive Plan Payouts ($)
Stanislaw Lis President & CEO	Dec 31, 2002 Dec 31, 2002 Oct 31, 2001 2000 1999	119,790 19,965 115,252 103,950 96,600	Nil Nil Nil Nil Nil	Nil Nil Nil Nil Nil	630,000/Nil 289,000/Nil Nil 341,000/Nil Nil	Nil Nil Nil Nil Nil	Nil Nil Nil Nil Nil	Nil Nil Nil Nil Nil

Exercise of Options and SARs

SAR means a "stock appreciation right" which is a right, granted by an issuer or any of its subsidiaries as compensation for services rendered or otherwise in connection with office or employment, to receive a payment of cash or an issue or transfer of securities based wholly or in part on changes in the trading price of publicly traded securities. During the Company's most recently completed fiscal year, the Named Executive Officers did not exercise any SARs.  During the Company's fiscal year ended December 31, 2002, the Named Officers did not exercise any Stock Options.

Option and SAR Repricings

None of the options or SARs held by the Named Executive Officers have been repriced downward during the most recently completed financial year of the Company.

Employment Contracts

The Company has no employment contract with its sole Named Executive Officer, Stanislaw L. Lis.  However, Mr. Lis is party to a management services contract with the Company – see “Management Contracts”.

Compensation of Directors

The Company has no arrangements, standard or otherwise, pursuant to which directors are compensated by the Company or its subsidiaries for their services in their capacity as directors, or for committee participation, involvement in special assignments or for services as consultant or expert during the most recently completed financial year or subsequently, up to and including the date of this information circular.  The Company, however, does grant incentive stock options to directors, officers and employees of the Company from time to time in accordance with regulatory policy.

INDEBTEDNESS OF DIRECTORS, EXECUTIVE OFFICERS AND SENIOR OFFICERS

There is no indebtedness of any director, executive officer, senior officer, proposed nominee for election as a director or associate of them, to or guaranteed or supported by the Company or any of its subsidiaries either pursuant to an employee stock purchase program of the Company or otherwise, during the most recently completed financial year.

MANAGEMENT CONTRACTS

There are no management functions of the Company or its subsidiaries which are to any substantial degree performed by a person or company other than the directors or senior officers (or private companies controlled by them, either directly or indirectly) of the Company or its subsidiaries. Certain directors and officers of the Company have entered into the management services contracts with the Company: Stanislaw L. Lis and Iwona Kozak.  These contracts are automatically renewed annually.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Except as otherwise disclosed herein, to the knowledge of the Company, no Person has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in matters to be acted upon at the Meeting.  For the purposes of this paragraph, “Person” shall include each person:  (a) who has been a director, officer or insider of the Company at any time since the commencement of the Company's last fiscal year;  (b) who is a proposed nominee for election as a director of the Company, or (c) who is an associate or affiliate of a person included in subparagraphs (a) and (b).

INTERESTS OF INSIDERS IN MATERIAL TRANSACTIONS

Other than as set forth below and herein and other than transactions carried out in the ordinary course of business of the Company or any of its subsidiaries, none of the directors or senior officers of the Company, shareholder beneficially owning shares carrying more than 10% of the voting rights attached to the shares of the Company, nor any associate or affiliate of any of the foregoing persons has had, within the last financial year prior to the date of this circular, any material interest, direct or indirect, in any transaction which materially affected or could materially affect the Company or any of its subsidiaries.

PARTICULARS OF MATTERS TO BE ACTED UPON

Election of Directors

The directors of the Company are elected annually and hold office until the next annual general meeting of the shareholders or until their successors are appointed.  In the absence of instructions to the contrary, the enclosed proxy will be voted for the five nominees listed herein.  Management does not contemplate that any of the nominees will be unable to serve as a director.

The nominees for the office of director and information concerning them as furnished by the individual nominees are as follows:

Name, First and Present Company Position (1)	Occupation over Past 5 Years	Date(s) Served as a Director	Common Shares Held (2)
Stanislaw Lis President, CEO, Director	President, CEO and Director of the Company since February 1994	February 24, 1994	420,090
Adam Wojcik Chief Operation Officer

October 1997 – April 1999:  Southern Region Director of PTK (Polish Cable Television)
February 1999 – April 1999
VP Customer Operations PTK
President of Stream Communications SP. z o.o. since October 1999.

		June 28, 2002	Nil
Iwona Kozak Vice President Corporate Affairs	Director of the Company since March 1996 to June 2002, Secretary & CFO of the Company since April 1999 to February 2001, Director of the Company since September 2002	March 1996 to June 2000 September 2002	262,500
Boyce Butler Nominee	Self-Employed, CGA	N/A	Nil
Jan Rynkiewicz Nominee	Executive	April 1998 - February 2002	Nil

(1)

For the purposes of disclosing positions held in the Company, “Company” includes the Company and any parent or subsidiary thereof.

(2)

Numbers of Common Shares beneficially owned by nominees are based on information furnished to the Company by the nominees, as at May 16, 2003.

Advance notice of this Meeting and a call for submission of nomination of directors was published in the Vancouver Sun newspaper on May 8, 2003.  No nominations for the election of directors have been received by the Company pursuant thereto.

Appointment and Remuneration of Auditor

Shareholders will be asked to approve a resolution to appoint PriceWaterhouseCoopers, Chartered Accountants as the auditors of the Company, to hold office until the next annual general meeting of the shareholders at a remuneration to be fixed by the Board.

Polish Offering and Warsaw Stock Exchange Listing

Shareholder approval for an initial public offering of the Company’s securities in Poland (the “Polish IPO”) and the Company’s application for a listing of its shares on the Warsaw Stock Exchange (the “WSE”) was granted by ordinary resolution at the last Annual General Meeting on June 28, 2002.  The Company is  still seeking to resolve the complicated regulatory details in Canada as well as in Poland that must be resolved before proceeding with the offering.  The Company expects that after it completes the offering, the new shares issued in connection therewith will be listed on the WSE.  Previously issued and outstanding shares (the “existing shares”) will not be.  Thereafter, the Company intends to seek to put in place a mechanism whereby existing shares on can become listed on the WSE.  It is a possibility, however, that holders of existing shares may never be bale to trade their shares on the WSE.

Amendments to Articles

Management of the Company seeks shareholder approval for an amendment of the Company’s articles which will require the Company to obtain shareholder approval for future significant share issuances following the completion of the Polish IPO.

Management wants these restrictions added to the Company’s articles to assure Polish and international investors who may acquire shares in the Polish IPO that they and the Company’s existing shareholders will continue to have the opportunity to consider and approve significant share issuances after completion of the Polish IPO.

Requirements for shareholder approval of major share issuances are common, and differ from jurisdiction to jurisdiction.  They are often contained in stock exchange policies, but may also be contained in applicable corporate legislation.  Under Polish corporate law, for example, shareholder approval is required for the issuance of shares for any purpose including either for cash or as consideration for an acquisition.  Under TSX Venture policies, shareholder approval is required for share issuances which result in a “change of control” of the issuer, or a “change of absolute control”.  Under TSX Venture policies a “change of control” occurs when one person or combination of persons is issued sufficient shares to materially affect the control of the issuer.  Any such issuance of shares equal to 20% or more of the issuer’s issued and outstanding share capital is deemed to be a change of control.  A “change of absolute control” involves the issuance of over 50% of an issuer’s issued and outstanding share capital.  Under the policies of The Toronto Stock Exchange (“TSX”), shareholder approval is required for share issuances which will result in the issuance of 25% or more of an issuer’s issued and outstanding share capital in any six month period.  The proposed amendment to the Company’s articles is designed to parallel this TSX rule.

The proposed amendment is conditional upon the completion of the Polish IPO.  If the Polish IPO does not complete, the amendment to the articles which is the subject of this resolution, the amendment will not be filed with the Registrar of Companies (British Columbia) (“RegCo”) and the Company’s articles will not be amended as proposed.  If the Polish IPO does proceed to completion, the effective date of the amendment will be the date the amended articles are filed with RegCo, not the date of this meeting.  The amendment is to come into effect after the completion of the Polish IPO and the issuance of the Polish IPO Shares.

Accordingly, the following special resolution will be presented at the Meeting:

“Resolved, as an special resolution, that:

1.

the Articles of the Company be altered to include the following as Article 6.7:

“6.7

The prior approval by the Company’s shareholders by ordinary resolution shall be required for any issuance during any six month period of Common Shares of the Company which exceed 25% of the number of Common Shares of the Company then issued and outstanding.  Any Common Shares issued on the conversion of previously issued convertible securities of the Company in accordance with their terms (including without limitation convertible debentures, share purchase warrants or stock options) shall not be counted towards the 25% total.  However, any securities convertible into Common Shares which are proposed to be issued by the Company shall be deemed to have been converted and shall be counted for the purpose of determining whether the 25% shareholder approval requirement threshold has been crossed in any six month period.”

2.

The foregoing amendment shall be conditional upon completion of the Polish IPO (as such term is defined in the Management Information Circular of the Company dated May 27, 2002) (the “Circular”) and the listing of the Polish IPO Shares (as defined in the Circular) on the Warsaw Stock Exchange (the “WSE”), the completion of which shall be determined by the Company’s board of directors in its sole discretion.  If and when the Company’s board of directors has determined that the Polish IPO and WSE listing have completed, the Company shall proceed to file a notice of amendment in the form recommended by the solicitors of the Company with the Register of Companies appointed under the Company Act (British Columbia) to amend the Articles of the Company in accordance with these resolutions”.

If the resolution authorizing the proposed changes is passed, certified copies are required to be filed with the Registrar of Companies for British Columbia and the resolutions will take effect on the date of such filing.

Amendment to Stock Option Plan

The Company uses stock options as a share related mechanism to enable the Company and its subsidiaries to attract, retain and motivate qualified directors and employees, to reward directors and employees for their contribution toward the long term goals of the Company and its subsidiaries and to enable and encourage such individuals to acquire shares of the Company as long term investments.

At the Company’s most recent annual general meeting which took place on June 28, 2002, the Company’s shareholders approved the adoption by the Company of a new stock option plan (the “Plan”).  Under the Plan, options are be granted under the Plan in the sole and absolute discretion of the directors to such persons, in such amounts, with such exercise price and such vesting and exercise periods as the directors may determine, subject to applicable regulatory compliance and approvals

As at the date hereof the Company has approval to grant up to 5,596,609 Common shares for the issuance of stock options and it wishes to obtain the approval of its shareholders for the issuance of options to up to 5,800,630 Common Shares, being 20% of its current issued and outstanding share capital of 29,003,149 common shares. These stock options, once approved, will be governed by the rules of the Company’s Stock Option Plan approved by the Shareholders at the Annual General Meeting on June 28, 2002. The grant of options under the Plan must be approved by the Company’s Compensation Committee in addition to its board of directors.

Management of the Company notes that Common Shares issuable pursuant to the exercise of stock options of the Company (whether existing options or newly granted options) will not be tradable on the WSE unless the Common Shares held by existing shareholders of the Company may also be traded on the WSE.  In respect of any such Common Shares, recipients of the Company’s stock options are in the same position as other shareholders who do not acquire their Common Shares in the Polish IPO.

Shareholder approval by ordinary resolution of the Company’s shareholders is required.

GENERAL

Shareholder Approval

The regulatory requirements affecting the matters proposed for approval at the Meeting require different kinds of shareholder approval, including approval by “ordinary resolution”, “special resolution” and “disinterested shareholder approval”.  The following is an explanation of what these terms mean and how they apply to the voting which will occur at the Meeting.

Ordinary Resolution

An ordinary resolution is one approved by a simple majority of the votes actually cast.  All shareholders are entitled to vote.

Special Resolution

An special resolution is one approved by a majority of 75% of the votes actually cast.  All shareholders are entitled to vote.

Disinterested Shareholder Approval

Disinterested shareholder is approval by persons who do not have an interest in the subject matter of the resolution.

Voting Requirements

All matters to be approved by the shareholders of the Company require approval by an ordinary resolution with the exception of the proposed amendment to the Articles, which requires a special resolution.

If necessary, a poll will be taken to determine if the requisite level of approval is obtained.

OTHER BUSINESS

Management of the Company is not aware of any other matters to come before the Meeting other than as set forth in the Notice of Annual General Meeting.  If any other matter properly comes before the Meeting, it is the intention of the persons named in the enclosed Proxy to cast the votes attached to the shares represented thereby in accordance with their best judgment on such matter.

CERTIFICATE

The foregoing constitutes no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

Dated at Vancouver, British Columbia, this 6th day of June 2003

Stanislaw Lis President & Chief Executive Officer

APPROVAL OF THIS CIRCULAR

The directors have approved the content of this Information Circular and its delivery to the shareholders.

Dated as of the 6th day of June 2003

BY ORDER OF THE BOARD

“Stanislaw Lis”
President